As filed with the Securities and Exchange Commission on July 30, 2020
Registration No. 333-196628

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

El Paso Electric Company
(Exact name of registrant as specified in its charter)

Texas	74-0607870
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Stanton Tower, 100 North Stanton, El Paso, Texas	79901
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2007 Long-Term Incentive Plan
(Full title of the plan)

Adrian J. Rodriguez
Interim Chief Executive Officer, General Counsel and Assistant Secretary
El Paso Electric Company
Stanton Tower, 100 North Stanton
El Paso, Texas 79901
(Name and address of agent for service)

(915) 543-5711
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to El Paso Electric Company’s (the “Registrant”) Registration Statement on Form S-8 (Registration No. 333-196628) (as amended by Post-Effective Amendment No. 1 thereto, the “Registration Statement”) is being filed to terminate the effectiveness of the Registration Statement and to deregister all unsold securities reserved for issuance and registered for sale under the El Paso Electric Company Amended and Restated 2007 Long-Term Incentive Plan.

On July 29, 2020, pursuant to the Agreement and Plan of Merger, dated as of June 1, 2019 (the “Merger Agreement”), by and among the Registrant, Sun Jupiter Holdings LLC, a Delaware limited liability company (the “Parent”), and Sun Merger Sub Inc., a Texas corporation and wholly-owned subsidiary of the Parent (the “Merger Sub”), the Merger Sub was merged with and into the Registrant, with the Registrant surviving the merger as a wholly-owned subsidiary of the Parent (the “Merger”). Following the consummation of the Merger, the Registrant became a subsidiary of the Parent.

As a result of the completion of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 30th day of July, 2020.

EL PASO ELECTRIC COMPANY

By:	/s/ Adrian J. Rodriguez
Name: Adrian J. Rodriguez
Title: Interim Chief Executive Officer, General Counsel and Assistant Secretary (Principal Executive Officer)

No other person is required to sign the Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.